Exhibit 10.6

September 18, 2023

Celularity Inc.

Attn: David C. Beers 170 Park Avenue

Florham Park, New Jersey 07932

Re: Supplemental Letter Agreement to Pre-Paid Advance PPA (the “PPA”) dated as of

September 15, 2022 between Celularity Inc. (the “Company”) and YA II PN, Ltd. (“YA II”)

Dear Mr. Beers:

I am writing on behalf of YA II, which is managed by Yorkville Advisors Global, LP. Reference is made to the PPA. Capitalized terms not otherwise defined herein shall have the meanings given to them in the PPA.

As memorialized in our letter of August 2, 2023, an event described in Section 2.03(c) of the PPA (i.e., a triggering event) occurred on August 1, 2023 because of the VWAP being “less than the Floor Price for at least five (5) Trading Days during a period of seven (7) consecutive Trading Days.” Under the PPA, the Company was required to make a payment to YA II by August 8, 2023 in the amount of $6,340,191.00, consisting of principal of $6,000,000.00, accrued interest of $40,191.00 and a Payment Premium of

$300,000.00 (the “August Trigger Payment”). The Company was not able to make the August Trigger Payment when due.

Subject to the terms of this Supplemental Letter Agreement, YA II hereby agrees not to enforce its rights under the PPA for an Event of Default relating to the Company’s failure to timely make the August Trigger Payment and further agrees to extend the Maturity Date for the initial Pre-Paid Advance to December 31, 2023. Commencing on the date hereof, the interest rate on the outstanding balance of the Pre-Paid Advance shall revert back to the non-default interest rate of 6% per year (unless or until there is an Event of Default as specified in the PPA, as modified by this side letter, at which time the default rate of 15% per year shall go into effect).

In consideration for YA II’s agreement in the immediately preceding paragraph, the Company agrees to pay to YA II: (a) within two (2) days of the date hereof, an extension fee of 5% of the outstanding balance on the PPA as of September 15, 2023 (which the parties hereby agree is $16,622,873.00 as of September 15, 2023) payable by the issuance of 2,707,308 shares of the Company’s common stock with such shares having piggy back registration rights such that the resale of such shares by YA II shall be included on any such registration statement filed by the Company after the date hereof; and (b) a cash payment of $2,000,000.00 on or before October 5, 2023 (the “1st Cash Payment”); and (c) a cash payment of $500,000 on or before October 31, 2023 (the “2nd Cash Payment”). The 1st Cash Payment and the 2nd Cash Payment amounts shall each be applied towards the outstanding balance of the Pre-Paid Advance upon payment in accordance with the terms of the PPA. Further, following the date hereof and while the initial Pre-Paid Advance remains outstanding, in the event the Company consummates a financing event by which the Company’s unrestricted cash and cash equivalents reflected on its balance sheet within one (1) Trading Day of the closing of such financing event is greater than $8,000,000, the Company agrees to make a payment to YA II in an amount equal to the Company’s unrestricted cash and cash equivalents in excess of such $8,000,000 (the “Excess Proceeds Payment”). In no event shall the Excess Process Payment be greater than the outstanding balance of the initial Pre-Paid Advance, plus accrued interest. The parties acknowledge and agree that the Company’s breach of this Supplemental Letter Agreement, including, without limitation, any failure to make the 1st Cash Payment, the 2nd Cash Payment and/or the Excess Proceeds Payment when due and payable shall constitute an Event of Default under the terms of the PPA.

The Company hereby represents and warrants to YA II that no Event of Default has occurred under the terms of the PPA nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under the terms of the PPA, except with respect to the August Trigger Payment and any other payment otherwise due and payable by the Company pursuant to Section 2.03(c) of the PPA.

Upon execution of this Supplemental Letter Agreement, YA II agrees that the Company’s failure to make the August Trigger Payment and any other payments otherwise due and payable by the Company pursuant to Section 2.03(c) of the PPA prior to the Maturity Date (as amended by this Supplemental Letter Agreement) shall not constitute an Event of Default under the terms of the PPA. For the avoidance of doubt, YA II agrees not to declare an Event of Default with respect to the failure to make such payments due and payable under Section 2.03(c) until January 1, 2024. Nothing in this letter agreement, or any other agreement between the Company and YA II, shall constitute a waiver of YA II in and to any breach by the Company of any provision of this Supplemental Letter Agreement or any rights related to an Event of Default specified in Section 2.03(e) of the PPA (and that upon any such Event of Default YA II shall have all of the rights and remedies under the PPA, including, without limitation, the right to accelerate and receive payment on the full outstanding balance under the initial Pre-Paid Advance), except solely with respect to the non-payment of amounts due and payable by the Company pursuant to Section 2.03(c) of the PPA (including the August Trigger Payment).

The Company will seek forbearance from its secured lenders, C.V. Starr & Co. and Resorts World Inc Pte Ltd, such that those lenders will not seek to accelerate amounts due under their respective loans until at least December 31, 2023 in relation to certain violations of covenants in the respective loan agreements.

The Company hereby acknowledges and agrees that it does not have any offsets, defenses, claims, or counterclaims against YA II or any of its agents, servants, attorneys, advisors, officers, directors, employees, affiliates, partners, members, managers, predecessors, successors, and assigns (singly and collectively, as the “Released Parties”), with respect to the PPA, the obligations thereunder, or otherwise contemplated in the PPA, or otherwise, and that if the Company now has, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this supplemental side letter, all of them are hereby expressly WAIVED, and the Company hereby RELEASES each of the Released Parties from any and all liability therefor.

The Company hereby ratifies, confirms, and reaffirms that all and singular the terms and conditions of the PPA and acknowledges and agrees that, except as otherwise expressly amended pursuant to the terms and conditions of this supplemental side letter, all terms and conditions of the foregoing shall remain in full force and effect.

Sincerely,

Yorkville Advisors Global, LP

By: Yorkville Advisors Global, LLC Its: General Partner

By:/s/ Troy J. Rillo

Troy J. Rillo, Member

Accepted and agreed:

Celularity Inc.

By: /s/ David Beers

David Beers, Chief Financial Officer